UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

JACLYN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-5863	22-1432053
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

635 59TH Street
West New York, New Jersey	07093

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (201) 868-9400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On June 21, 2007, Jaclyn, Inc. (the “Company”) entered into an Agreement to Sell and Purchase Real Property dated as of June 15, 2007 with 5801 Jefferson Street, LLC (the “Proposed Purchaser”) under which the Company agreed to sell to the Proposed Purchaser the Company’s former executive offices and warehouse facility, as well as two adjacent lots, located in West New York, New Jersey.

        The proposed purchase price is $8,000,000, the substantial portion of which is payable at closing. The closing of the sale is scheduled for October 15, 2007, although the Proposed Purchaser has the right to extend the closing date for two separate 4-month periods, in each case upon payment of an extension fee. The Proposed Purchaser also has the right, for a 60-day period after the agreement date, to terminate the agreement under certain circumstances based on its environmental due diligence of the properties to be sold. The closing is contingent on the Proposed Purchaser’s receipt of governmental approvals required for the construction of residential, multi-family housing consisting of 150 residential units, as well as a number of other contingencies and conditions, including the receipt of acquisition and construction loan commitments.

Item 8.01.	Other Events.

        On June 21, 2007, the Company issued a press release relating to the Agreement to Sell and Purchase Real Property described above in Item 1.01 of this Current Report on Form 8-K. A copy of that press release is attached to this Current Report on Form 8-K as Exhibit 99.01 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not Applicable.

(b)	Pro Forma Financial Information. Not Applicable.

(c)	Shell Company Transactions. Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

10.01	Agreement to Sell and Purchase Real Property with 5801 Jefferson Street, LLC dated as of June 15, 2007 between the Company and 5801 Jefferson Street, LLC.

99.01	Press Release of the Company dated June 21, 2007.

SIGNATURES

        Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2007	JACLYN, INC. By: /s/ Anthony Christon Anthony Christon, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.01	Agreement to Sell and Purchase Real Property with 5801 Jefferson Street, LLC dated as of June 15, 2007 between the Company and 5801 Jefferson Street, LLC.

99.01	Press Release of the Company dated June 21, 2007.